Exhibit 4(b)

FORM OF SENIOR DEMAND NOTE

SENIOR DEMAND NOTE

No. ____________	Toccoa, Georgia _____________,____

On Demand, for value received, 1st FRANKLIN FINANCIAL CORPORATION promises to pay ______________________________________ at the home office of 1st Franklin Financial Corporation, 213 East Tugalo Street, Toccoa, Georgia, the principal amount of this Note, as represented from time to time on the books and records of 1st Franklin Financial Corporation, and to pay interest thereon, at the applicable rate, compounded daily.  1st Franklin Financial Corporation can call this Note for redemption at any time without penalty.

This Note is nonnegotiable and is transferable only on the books of 1st Franklin Financial Corporation.

By: _________________________________ Chairman and Chief Executive Officer	By: _________________________________ Assistant Treasurer

THIS SECURITY IS NOT A BANK DEPOSIT OR SIMILAR OBLIGATION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.